Exhibit 99.1

     Interleukin Genetics Reports Third Quarter Financial Results

   WALTHAM, Mass.--(BUSINESS WIRE)--Nov. 11, 2003--Interleukin
Genetics, Inc. (OTCBB: ILGN) a leader in the development of DNA testing products to help identify risk for diseases in which inflammation plays a key role today reported financial results for the quarter ended September 30, 2003.

   Third Quarter Financial Results:

   Revenues for the quarter were $634,000 compared to $80,000 in the third quarter of 2002. In 2003 the revenue included $625,000 in research revenue and approximately $5,000 from test revenue. Approximately $9,000 of the 2002 revenue was test revenue. The increase in revenue was due to $625,000 in revenue from our research agreement with an affiliate of Alticor.
   Research and development expense decreased to $374,000 during the three months ended September 30, 2003 from $717,000 for the same quarter in 2002. This decrease was primarily the result of reallocating resources from internally-funded research projects to the research projects funded by Alticor whose costs are included in costs of revenue and also a decrease in the number of external research projects being funded by us. Selling, general and administrative expenses decreased approximately 26% to $482,000 for the quarter from $653,000 during the same period last year. This decrease was primarily the result of higher legal expenses incurred in 2002 related to financing activities in that year.
   For the quarter, the company reported a net loss of $767,000 or $.03 per basic and diluted share as compared to a net loss of $1,364,000 or $.06 per basic and diluted share for the same period last year.
   As of September 30, 2003, the company reported cash and cash equivalents of $5,071,000 as compared with $734,000 at December 31, 2002.
   "We continue to be very excited about our strategic alliance with Alticor." Stated Dr. Philip Reilly, Chief Executive Officer of the company. "This alliance has provided us with a foothold in the developing Personalized Nutrition market and has given us access to a world-wide distribution network through which to sell our predictive testing products."
   For the nine months ended September 30, 2003, the Company reported revenues of $1,295,000 and net loss of $3,381,000 or $0.15 per share as compared to revenues of $102,000 and net loss of $4,226,000 or $0.20 per share for the same period last year.

   About Interleukin

   Interleukin Genetics is a biotechnology company focused on inflammation. The company uses functional genomics to help in the development of diagnostic, nutritional and therapeutic products based on the genetic variations in people to help prevent or treat diseases of inflammation. Interleukin's TARxGET (Translating Advanced Research in Genomics into more Effective Therapeutics) programs focus on the areas of cardiovascular disease, osteoporosis, rheumatoid arthritis and Alzheimer's disease. Interleukin expects that these programs will produce products that will personalize the selection of nutritional and therapeutic products and enable the managed care industry to improve patient care and better allocate resources. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.

   Certain statements contained herein are "forward-looking" statements including statements regarding research revenues, royalties and an equity milestone payments that we may receive, the availability of credit facilities, the sufficiency of current and anticipated resources to conduct planned operations into 2005, our ability to sell our products through Alticor's world-wide distribution network, and our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and to enable the managed care industry to improve patient care and better allocate resources. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and to enable the managed care industry to improve patient care and better allocate resources, our ability to market products, our ability to receive $5 million in revenue from over the 24 month period ending March 2005, our ability to achieve the milestone that would result in an additional $2.0 million equity milestone payment, our ability to receive advances against the $1.5 million working capital credit line, the actions of Alticor and affiliates, which have voting control of our common stock on most matters, including the efforts and success of Alticor and its affiliates in developing and marketing products for which we would receive a royalty, our ability to conduct planned operations into 2005, our ability to complete clinical research and data analysis, meeting our clinical studies' endpoints, risk of market acceptance of our products, risk of technology and products obsolescence, delays in development of products, reliance on partners, competitive risks and those risks and uncertainties described in our Form 10-Q for the three months ended June 30, 2003, as filed on August 11, 2003, and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

                      Interleukin Genetics, Inc.
                         Financial Highlights
                              (Unaudited)

Balance sheet data             September 30, 2003    December 31, 2002

Cash , cash equivalents
 and marketable securities        $ 5,017,324            $ 733,848
Total current assets                5,157,143              836,988
Total assets                       $5,607,193           $1,249,779

Total current liabilities             658,279            1,116,017
Total liabilities                   3,277,843            2,634,339

Total shareholders' equity          2,329,350           (1,384,560)

Total liabilities and
 shareholders' equity              $5,607,193           $1,249,779




                   Three Months Three Months  Nine Months  Nine Months
                       Ended        Ended        Ended        Ended
 Statement of        September    September    September    September
  operations data    30, 2003     30, 2002     30, 2003     30, 2002

Sales                 $633,785      $79,677   $1,295,432     $102,229

Gross profit           140,212       79,571      402,522      101,788

Research and
 development           374,362      716,964    1,722,676    2,504,132
Selling, general,
 and administrative
 expense               481,935      652,637    1,778,088    1,764,343
Total operating
 expenses              856,297    1,369,601    3,500,764    4,268,475

Loss from operations  (716,085)  (1,290,030)  (3,098,242)  (4,166,687)

Total other income
 (expense)             (51,207)     (73,497)    (282,795)     (59,312)

Net loss             $(767,292) $(1,363,527) $(3,381,037  $(4,225,999)

Basic and diluted
 loss per share         $(0.03)      $(0.06)      $(0.15)      $(0.20)

Weighted average
 common shares
 outstanding        23,236,630   21,436,231   23,172,176   21,431,558

    CONTACT: Interleukin Genetics, Inc.
             Fenel M. Eloi, 781-398-0700